UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2009

Southwest Airlines Co.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-7259

Texas	74-1563240
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

P.O. Box 36611, Dallas, Texas 75235-1611

(Address of principal executive offices, including zip code)

(214) 792-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 19, 2009, the Board of Directors of Southwest Airlines Co. (the “Company”) approved the amendment and restatement of the Company’s Bylaws, effective November 19, 2009. The description below of the amendments is qualified in its entirety by reference to the Amended and Restated Bylaws filed as an exhibit to this report and incorporated herein by reference.

Majority Vote Standard for the Election of Directors in Uncontested Elections. Article II, Section 9, and Article III, Section 2 of the Company’s Bylaws have been amended to change the vote standard for the election of directors in uncontested elections from a plurality of the votes cast to a majority of the votes cast. For purposes of this provision, (i) a majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director, and (ii) abstentions and broker nonvotes will not be counted as votes cast either “for” or “against” any nominee for director. If the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of the votes cast. If a nominee for director who is an incumbent director is not elected and no successor has been elected at the applicable meeting, the director must promptly tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and will publicly disclose its decision and the rationale behind its decision within 90 days from the date of the certification of the election results. The director who tenders his or her resignation may not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board of Directors. If the incumbent director’s resignation is not accepted, that director will continue to serve until the next annual meeting and until his or her successor shall have been elected and qualified or until his or her earlier death, retirement, resignation, or removal for cause. If the incumbent director’s resignation is accepted, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy in accordance with the provisions of the Bylaws or may decrease the size of the Board of Directors in accordance with the provisions of the Bylaws.

Application of the Texas Business Organizations Code. The Company was formed under, and has previously been governed by, the Texas Business Corporation Act (the “TBCA”). Effective January 1, 2010, Texas corporations will automatically be governed by the Texas Business Organizations Code (the “TBOC”). The Company’s Bylaws have therefore been amended to (i) conform to terminology of the TBOC that varies from terminology used under the TBCA and (ii) clarify and modernize certain language contained in the Company’s prior Bylaws. Set forth below is a summary of the changes to the Company’s Bylaws:

•

Article II, Sections 1, 4, and 9 were amended to incorporate the TBOC’s provisions regarding (i) the holding of meetings of shareholders by remote communication and the content of related notices, (ii) the electronic transmission of notices of meetings of shareholders, and (iii) electronically transmitted proxies.

•	The following sections were amended to remove references to the TBCA: Article II, Section 9; Article IV, Section 1; and Article VIII, Section 1.

•

The following sections were amended to remove duplicative or superfluous language for the purpose of increasing clarity: Article II, Sections 1 and 2; Article III, Sections 3 and 11; Article IV, Section 1 (Sections 1 and 2 of the Company’s prior Bylaws).

•

The following sections were amended to track the language of the TBOC and to also thereby modernize the language from the Company’s prior Bylaws in order to improve readability: Article II, Sections 4, 6, 7, and 8; Article III, Section 3; Article V, Sections 2 and 5; and Article VII, Section 1.

•

Article II, Section 7 was amended to provide that a list of shareholders be prepared not later than the 11th day before the date of each meeting of the shareholders. The Company’s prior Bylaws provided that such list be prepared at least 10 days before each meeting of shareholders.

•	Article II, Section 10 was amended to update and clarify language relating to information provided to the Inspector of Election.

•	Article III, Section 7 was amended to update provisions regarding the process for determining the time and place of regular meetings of the Board.

•	Article III, Section 8 was amended to allow for notice of special meetings of the Board to be given 24 hours prior to the meeting. The prior Bylaws required two days notice to directors.

•

Article III, Section 11, and Article IV, Section 3 (Section 4 of the Company’s prior Bylaws) were amended to move the provisions regarding removal of Board committee members from Article IV (governing officers) to Article III (governing the Board of Directors). In addition, Article IV, Section 3 (Section 4 of the Company’s prior Bylaws) was amended to remove the reference to a Board determination that an officer removal be in the best interests of the Company.

•

Article IV, Section 1 (Sections 1 and 2 of the Company’s prior Bylaws) was amended to permit the Board of Directors to elect officers of the Company at any meeting. The Company’s prior Bylaws required the Board to elect officers at the first meeting of the Board after the annual meeting of shareholders. In addition, this section was amended to clarify that the Board of Directors may elect officers in addition to the officers specifically listed in the section.

•	Article V, Section 1 was amended to add additional detail regarding the content of certificates representing shares.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

3.1	Amended and Restated Bylaws of Southwest Airlines Co. (effective November 19, 2009).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southwest Airlines Co.

Date: November 20, 2009	By:	/S/ RON RICKS
Ron Ricks
Executive Vice President Corporate Services and Corporate Secretary

Exhibit Index

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Southwest Airlines Co. (effective November 19, 2009).